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Medical Advisory Systems, Inc.

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For Immediate Release:
Contact:
Matt Hayden	(843) 272-4653
Hayden Communications, Inc.	matt@haydenir.com

MEDICAL ADVISORY SYSTEMS’ STOCKHOLDERS TO VOTE
ON DIGITAL ANGEL MERGER ON MARCH 18, 2002

OWINGS, MD — February 22, 2002 – Medical Advisory Systems (AMEX: DOC) today announced that it has formally called a Special Meeting of Stockholders for March 18, 2002 at 2:00PM EST at the Colony South Hotel and Conference Center in Clinton, Maryland to vote on MAS’s proposed merger with Digital Angel Corporation, a wholly-owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX). Upon closing of the merger, which is conditioned on, among other things, stockholder approval, Applied Digital Solutions will be the beneficial owner of approximately 82% of the outstanding stock of the merged entity.

Once the merger is concluded, Randolph K. Geissler, Chief Executive Officer of Digital Angel Corporation, will assume the role of Chief Executive Officer of the combined entity and Medical Advisory Systems (MAS) will change its name to Digital Angel Corporation.

Commenting on the pending MAS stockholder vote, Mr. Geissler stated: “We are very excited that the vote is just a few weeks away. Both companies have worked diligently to accomplish a prompt closing, and it appears that we are on the threshold of making the merger a reality.”

The “new” Digital Angel Corporation will bring to market the first-ever combination of advanced sensor technology and web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). The Digital Angel product is currently being marketed in South Florida with very encouraging results. The watch/pager device communicates “where-you-are” and “how-you-are” data through Digital Angel’s proprietary delivery system to its 24/7 operations center in California. The product has far-reaching medical and security applications, with initial marketing efforts focused on children and the elderly.

In addition to the core business that MAS has been delivering for over 20 years, it brings substantial medical and logistic capabilities to the Digital Angel platform. The FDA-compliant data storage facility is expected to enhance Digital Angel’s ability to maintain medical data in a very secure environment.

Mr. Geissler continued: “From the start, the new Digital Angel Corporation will provide a solid revenue base, profitability and a strong balance sheet. The combined organization will begin to deliver predictable financial results from its more established animal identification and GPS/mobile applications, while exploiting the explosive growth potential of its cutting-edge tracking and monitoring technologies and services. The stage is set to expand our leadership in all of our lines of business.”

Mr. Geissler concluded: “Over the next several weeks, we will unveil our specific plans and strategies to create stockholder value in this dynamic company. We will provide updates in the coming weeks on key developments, both through press releases and through investor “road shows” that we’ll begin in mid-March.”

About Medical Advisory Systems Medical Advisory Systems, Inc. is a global leader in telemedicine that has operated a 24/7, physician-staffed call center in Owings, MD for nearly 20 years. Through a worldwide telecommunications network, MAS provides health care to ships-at-sea and other remote locations, one-on-one “chats” with a physician via the Internet or telephone, as well as medical and non-medical services for the travel industry. MAS owns a 12% equity interest in Paris-based CORIS Group, which provides it with the ability to offer its services in over 30 countries worldwide. For additional information, visit www.mas1.com.

About Digital Angel™ Digital Angel represents the first-ever combination of advanced biosensor technology and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced biosensor capabilities, Digital Angel will be able to monitor key body functions – such as temperature and pulse – and transmit that data, along with accurate location information, to a ground station or monitoring facility. Applied Digital Solutions is exploring a wide range of potential applications for Digital Angel, including: monitoring the location and medical condition of at-risk patients; locating lost or missing individuals; locating missing or stolen household pets; monitoring the location of certain parolees; managing livestock and other farm-related animals; pinpointing the location of valuable stolen property; managing the commodity supply chain; preventing the unauthorized use of firearms; and providing a tamper-proof means of identification for enhanced e-commerce security. For more information on Digital Angel, visit www.digitalangel.net.

About Applied Digital Solutions, Inc. Applied Digital Solutions is an advanced technology development company that focuses on a range of early warning alert, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Wireless group, Applied Digital Solutions specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. For more information, visit Applied Digital Solutions’ website at http://www.adsx.com.

For additional information regarding Digital Angel™ and Applied Digital Solutions, Inc., please contact:

Investor Contact	Media Contact
Robert Jackson	Matthew Cossolotto
Phone: 561-805-8042	Phone: 914-245-9721
E-Mail – rjackson@adsx.com	E-Mail – matthew@ovations.com

Statements about MAS’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. MAS intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the MAS’s actual results could differ materially from expected results. MAS undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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